Exhibit 10.6

Mr. Jim DiBiagio.

ASV LLC.

840 Lily Lane.

Grand Rapids, MN

November 29, 2016

Dear Jim,

Subject to your agreement to the C.O.O. employment agreement we have discussed, dated 10/19/2016, including remuneration, I am pleased to make the following amendments to your current employment letter with ASV LLC, effective as of the date of this letter, or as specified herein.

1.	Salary: Effective October 1, 2016 your annual salary will be $230,000.

2.	In the event that and you have remained in your position as General Manager of ASV, and fully participated in the business and its activities including any potential transaction (IPO or sale), the following payments will be made: Retention bonus of $50k, payable by March 31st 2017.

3.	In the event that a transaction (IPO or sale) is not completed by September 30, 2017, and only if a transaction has not occurred, and you have remained in your position as General Manager of ASV, and fully participated in the business and its activities including any potential transaction, an additional retention bonus of $50k will be paid on September 30, 2017.

4.	The termination clause (s) of your existing employment letter is superseded and replaced in full by the following termination and indemnification provisions:

Termination.

a. Employee’s employment with the Company shall automatically terminate upon Employee’s resignation, death or Permanent Disability (as defined below). Furthermore, Employee’s employment with the Company (i) may be terminated by Employee for Good Reason (as herein defined), or for no reason, subject to the conditions set forth below; and (ii) may be terminated by the Company for Just Cause (as herein defined), or Without Cause (as herein defined) (each, an “Employee Termination”).

b. The termination of Employee’s employment with the Company shall be effective on the following date: (i) if terminated as a result of Employee’s resignation, on the date specified in a written notice delivered by Employee to the Company, which date shall be at least 15 days following the date of such written notice; (ii) if terminated as a result of death or Permanent Disability, upon the date of such event; (iii) if terminated by the Company, on the date specified in a written notice delivered by the Company to Employee.

c. A termination “Without Cause” shall be (i) a termination of the Employee’s employment by the Company for any reason other than Just Cause d. As used in this Agreement, “Just Cause” means: (i) Employee’s admission of, or conviction of any act of fraud, embezzlement or theft against the Company or any of its subsidiaries; (ii) Employee’s plea of guilty or of no contest with respect to, admission of, or conviction for, a felony or any crime involving moral turpitude, fraud, embezzlement, theft or misappropriation; (iii) Employee’s violation of the provisions set forth in Sections 7, 8 or 9; (iv) Employee’s misappropriation of the Company’s or any of its subsidiaries’ funds or a corporate opportunity by Employee; (v) Employee’s negligence, willful or reckless conduct that has brought or is reasonably likely to bring the Company or any of its subsidiaries into public disgrace or disrepute or which has had or is reasonably likely to have a materially adverse effect on the Business; (vi) any violation by Employee of any statutory or common law duty of loyalty to the Company or any of its subsidiaries; (vii) alcohol or substance abuse by Employee that interferes with the performance of Employee’s essential duties; or (viii) any other material breach by Employee of this Agreement; provided that the reasons described in clauses (iii), (vi), (vii) and (viii) shall constitute Just Cause only upon Employee’s failure to correct such behavior prospectively within ten (10) days following written notice thereof from, or on behalf of the independent members of the Board of Directors of the Company and provided further that “Just Cause” shall not include (1) bad judgment or negligence other than habitual neglect of duty or other than as described in Section 10(d)(v), (2) any act or omission believed by the Employee in good faith to have been in or not opposed to the interest of the Company (without intent of the Employee to gain therefrom, directly or indirectly, a profit to which the Employee was not legally entitled); or (3) any act or omission with respect to which a determination could properly have been made that the Employee met the applicable standard of conduct for indemnification or reimbursement under the by-laws of the Company, any applicable indemnification agreement or the laws and regulations under which the Company is governed, in each case in effect at the time of such act or omission. The exercise of the right of the Company to terminate Employee’s employment for Just Cause shall not abrogate or diminish any rights of, or remedies available to, the Company in respect of the action giving rise to such termination.

e. As used in this Agreement, the Employee shall have “Good Reason” to terminate his employment if one or more of the following occur, without the Employee’s prior written consent: (i) a material diminution, adverse to the Employee, in his position, tide or office, status, rank, nature of responsibilities or authority within the Company, except in connection with termination of his employment for Just Cause or Permanent Disability or as a result of action by the Employee, and (ii) a material decrease in the Employee’s Base Salary, annual bonus opportunity or benefits (other than any such decrease applicable to similarly situated employees of the Company generally). The Employee cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Company has had at least 60 days from the date on which such notice is provided to cure such circumstances. If the Employee docs not terminate his employment for Good Reason within 90 days after the first occurrence of the applicable grounds, then the Employee will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

f. For purposes of this Agreement, “Change of Control” shall mean any of the following, but, to the extent required to avoid the adverse tax consequences under Section 409A of the Internal Revenue Code, only to the extent any such event also constitutes a change in control event for purposes of Section 409A of the Internal Revenue Code: (i) the sale or other transfer of more than 50% of the ownership interests of the Company to one or more non-affiliated corporations, persons or other entities, (ii) the merger or consolidation of the Company with another non-affiliated corporation, person or entity such that the shareholders of the Company, immediately preceding the merger or consolidation own less than 50% of the person or other entity surviving the merger or consolidation, (iii) the failure of the Company to assign this Agreement to a successor, (iv) a majority of the members of the Board of Directors of the Company on the date of this Agreement (each a “Current Director”) cease to be members of the Board of Directors of the Company, provided that for purposes of this Section 10(f) any director recommended by a majority of the Current Directors as a successor of a Current Direct shall be deemed to be a Current Director, (v) the acquisition of a controlling interest in the Company or in any of the Company’s successors by any party other than Manitex International, Inc. or Terex Corporation after the Commencement Date, and (vii) the sale, merger or other transfer of all or substantially all of the Company’s consolidated assets to one or more non-affiliated corporations, persons or other entities. Notwithstanding any provision of the Agreement to the contrary, a Change in Control shall not include the closing of the IPO or the Company’s reorganization after the Commencement Date.

g. If the Employee’s employment is terminated by the Company Without Cause, or by Employee for Good Reason, within twenty-four (24) months following a Change of Control, the Employee shall be entitled to the following, upon satisfying the Release Condition, subject to the terms of Section 11 and in lieu of any other severance entitlement or eligibility under this Agreement or any other contract or plan:

(i)	Cash. The amount of cash equal to the greater of (a) the Base Salary for the remaining Employment Term or then current Renewal Term, as applicable, or (b) the sum of (i) two (2) times the average of the Employee’s annual base salary in effect at the time written notice of termination is given to the Employee; (ii) two (2) times the average of the Employee’s annual earned bonuses from the Company (if any) for the three calendar years preceding the date of termination; and (iii) the product of (x) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365 and (y) the annual bonus that the Company has most recently been paid to the Employee (if any) with respect to the calendar year preceding the date of termination (the sum of the amounts described in clauses (a) and (b) shall be hereinafter referred to as the “CIC Payment”). To the extent a CIC Payment is owed to the Employee, the Company shall pay to the Employee any CIC payment in installments via the Company’s regular payroll practices over the two (2) year period following the Employee Termination.

(ii)	Lump-Sum Payment. A lump-sum payment equal to $50,000, less all required payroll withholdings. Such amount shall be paid by the Company within sixty (60) days following the Employee Termination.

(iii)	Additionally, Employee shall receive continuation of perquisites provided for in Section 5(d), pay for vacation accrued but unused as of the effective date of the change of control, and reimbursement of any unpaid expense Employee is otherwise entitled pursuant to Section 6.

The term “Release Condition” shall mean Employee’s timely execution and non- revocation of a full, general release of claims, whose terms the Company shall determine, within sixty (60) days following the termination of Employee’s employment with the Company. In the event that this 60-day period for execution and non-revocation spans two tax years, payment shall be made or begin, as applicable, in the second tax year. Any installments that would have been made after termination of employment and prior to meeting the Release Condition will be made in one lump sum catch-up payment to Employee at the time payment is otherwise required to begin hereunder. For the avoidance of doubt, the Company shall have no obligation to present Employee with a general release to be signed following a termination for Just Cause or Employee’s resignation without Good Reason. The payment window spans two calendar years, the payment will be made in the second year.

h. Subject to and except as provided in Section 11 and in lieu of any other severance entitlement or eligibility under this Agreement or any other contract or plan, if Employee’s employment with the Company is terminated by the Company Without Cause, including if Employee’s employment with the Company is involuntarily terminated Without Cause in connection with the Company not renewing this Agreement, or if Employee’s employment with the Company is terminated by the Employee for Good Reason, Employee shall be entitled to receive, upon satisfying the Release Condition, (i) an amount of cash equal to the lesser of (x) the Base Salary for the remaining Employment Term or then current Renewal Term, as applicable, or (y) one year of Base Salary, to be paid in installments in accordance with the Company’s regular payroll practices over a one (1) year period; (ii) health plan continuation coverage in accordance with COBRA, and subject to all terms and conditions thereof; (iii) continuation of perquisites provided for in Section 5(d) for one (1) year; (iv) reimbursement of any unpaid expense incurred prior to the date of termination in accordance with Section 6 and any Board approved bonus Employee is otherwise entitled to receive but that remains unpaid and (v) pay for vacation accrued but unused as of the effective date of such Employee Termination. For the avoidance of doubt, if Employee’s employment with the Company terminates Without Cause or for Good Reason in the twenty-four (24) month period following a Change of Control, Section 10(g) shall govern Employee’s eligibility for severance and the terms of severance available to Employee.

i. If Employee’s employment with the Company is terminated by the Company for Just Cause or by the Employee without Good Reason, then, (i) all payments of compensation by the Company to Employee hereunder will terminate immediately, and (ii) except for those statutorily mandated obligations of Company, all perquisites and benefits will immediately cease.

j. In addition to any amounts or benefits provided upon termination of employment hereunder and except as otherwise provided herein, the Employee shall be entitled to any payments or benefits explicitly provided under the terms of any plan, policy or program of the Company or as otherwise required by applicable law.

k. For the purposes of this Agreement, Employee will be deemed to be Permanently Disabled upon the earlier of (i) the end of a six (6) consecutive month period during which, by reason of physical or mental injury, impairment or disease, the Employee has been unable to perform substantially all of his essential duties under this Agreement, with or without a reasonable accommodation, or (ii) the date that a reputable physician selected by the Board, and as to whom the

Employee has no reasonable objection, (or pending Employee’s inability to make such determination, a reputable physician selected by the Board) determines in writing that the Employee will, by reason of physical or mental injury or disease, be unable to perform substantially all of the Employee’s essential duties under this Agreement, with or without a reasonable accommodation, for a period of at least six (6) consecutive months (each a “Disability Event”). If any question arises as to whether the Employee is disabled, upon reasonable request therefore by the Company, the Employee shall submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such disability. The Company shall promptly give the Employee written notice of any such determination of the Employee’s disability and of any decision of the Board to terminate the Employee’s employment by reason thereof. Upon a termination of Employee’s employment by reason of a Disability Event, and upon satisfying the Release Condition, Employee shall be entitled to receive, (i) an amount of cash equal to the lesser of (x) the Base Salary for the remaining Employment Term or then current Renewal Term, as applicable, or (y) one year of Base Salary, to be paid in installments in accordance with the Company’s regular payroll practices over a one (1) year period; (ii) health plan continuation coverage in accordance with COBRA, and subject to all terms and conditions thereof; (iii) continuation of perquisites provided for in Section 5(d); and (iv) reimbursement of any unpaid expense Employee is otherwise entitled pursuant to Section 6. Base Salary payable as severance to the Employee pursuant to this Section 10(k) shall be reduced dollar-for-dollar by the amount of disability benefits paid to the Employee in accordance with any disability policy or program of the Company, to the extent any such reduction would not result in the adverse tax consequences under Section 409A of the Code.

For the avoidance of doubt, Employee’s receipt of severance payments or benefits under any subsection of Section 10 shall be in lieu of any severance payments or benefits available under any other subsection of Section 10, and in no event will Employee be entitled to duplicative or cumulative severance payments or benefits under Sections 10(h), 10(g) or 10(k).

Conditions to Receipt of Severance; No duty to mitigate.

a. Nondisparagment. Notwithstanding any other provision of this Agreement to the contrary, as a condition of receiving any severance payment under this Agreement, Employee shall refrain from making disparaging remarks, innuendos, gestures, insinuations, actions, or other verbal, nonverbal, written, electronic or other similar such expression concerning the Company or any of the Company’s parent, subsidiary, affiliate or successor entities.

b. Other Requirements. Notwithstanding any other provision of this Agreement to the contrary, as a condition of receiving any continued payments and/or benefits under Section 10(g), Section 10(h) or Section 10(k), Employee must comply with the terms of confidentiality, non-compete and inventions and intellectual property. In the event Employee breaches his obligations under these terms any obligation on behalf of the Company to make such payments or provide such benefits, except as otherwise required under law, will cease.

c. No Duty to Mitigate. Except for perquisites and health care benefits, Employee will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Employee may receive from any other source reduce any such payment.

Indemnification. The Company shall indemnify Employee, to the maximum extent permitted by law, during and after the termination of the Employee’s employment, against any and all judgments,

settlement payments, costs, attorney fees, and other reasonable expenses incurred by Employee in connection with the defense of any claim, action, suit or proceeding, arising from events before or during the term of Employee’s employment to which Employee has been made a party because the performance of employment duties under this Agreement, or by way of inclusion, the execution of this Agreement. This right to indemnification shall be in addition to any rights that the Employee may otherwise be entitled to under the Certificate of Incorporation or Bylaws of the Company as applicable.

On behalf of ASV LLC.

/s/ Andrew M. Rooke
A.M. Rooke

Managing Member

November 29, 2016